Exhibit 99.1

     Pope Resources More Than Doubles Its Quarterly Distribution

    POULSBO, Wash.--(BUSINESS WIRE)--Aug. 18, 2004--Pope Resources (Nasdaq:POPEZ) announced today a quarterly distribution of 15 cents per unit, effective for unitholders of record on September 1, 2004 and payable on September 15, 2004. This represents a 114% increase in the partnership's quarterly distribution, or an eight-cent increase from the prior quarterly distribution of seven cents per unit. David L. Nunes, President and CEO said, "We are pleased that improvement in the company's bottom-line performance has allowed us to grow our distribution. This substantial increase in our distribution payout underscores our desire to return more value to our unitholders, while still preserving adequate capital to facilitate future growth for the company."

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own 118,000 acres of timberland and development property in Washington. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

    CONTACT: Pope Resources
             Tom Ringo, VP & CFO, 360-697-6626
             Fax, 360-697-1156